As filed with the Securities and Exchange Commission on January 20, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXSTAR MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-3083125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700 Irving, Texas	75062
(Address of Principal Executive Offices)	(Zip Code)

Media General, Inc. 1995 Long-Term Incentive Plan

Media General, Inc. 1996 Employee Non-Qualified Stock Option Plan

Lin Media LLC 2002 Stock Plan

Lin Media LLC amended and restated 2002 Non-Employee Director Stock Plan

(Full title of the plan)

Thomas E. Carter

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

Telephone: (972) 373-8800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Joshua N. Korff

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A common stock, par value $0.01 per share	228,452 shares(1)	$62.53	$14,285,103.56	$1,655.65

(1)	This registration statement covers the issuance of an aggregate of 228,452 shares of Class A common stock, par value $0.01 per share, of Nexstar Media Group, Inc., a Delaware corporation. At the effective time of the Merger (as defined herein), options for 779,094 shares of Voting Common Stock, no par value, of Media General, Inc., a Virginia corporation, were subject to outstanding equity-based awards or were reserved and available for issuance under the Media General Incentive Plans (as defined herein). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions under the Plans (as defined herein).
(2)	The price per share and aggregate offering price are calculated based upon the average of the high and low sale prices of Nexstar Media Group, Inc.’s Class A common stock on The Nasdaq Global Market on January 19, 2017.

EXPLANATORY NOTE

On January 17, 2017 (the “Closing Date”), Media General, Inc., a Virginia corporation (“Media General”), became a wholly owned subsidiary of the Nexstar Media Group, Inc. (the “Company”), as a result of the merger of Neptune Merger Sub, Inc., a Virginia corporation and a wholly owned subsidiary (“Merger Sub”) of the Company, with and into Media General (the “Merger”). The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of January 27, 2016 (the “Merger Agreement”), by and among the Company, Merger Sub and Media General. Merger Sub merged with and into Media General pursuant to a Plan of Merger, dated as of January 17, 2017 (the “Plan of Merger”).

Pursuant to the Merger Agreement and the Plan of Merger, upon the consummation of the Merger, (x) each unvested Media General Stock Option (as defined herein) that was outstanding immediately prior to the Closing Date became fully vested immediately prior to the Closing Date (if not then vested) and (y) as of the Closing Date, each Media General Stock Option was assumed by the Company and became an option to purchase (“Media General Exchange Options”), on the same terms and conditions other than vesting (including applicable exercise and expiration provisions) as applied to each such Media General Stock Option immediately prior to the Closing Date, the number of shares of Class A Common Stock of the Company, par value $0.01 per share (“Nexstar Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Media General Voting Common Stock, no par value (“Media General Common Stock”) subject to such Media General Stock Option immediately prior to the Closing Date by the Media General Equity Award Exchange Ratio (as defined herein), at an exercise price per share of Nexstar Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price for each such share of Media General Common Stock subject to such Media General Stock Option immediately prior to the Closing Date divided by (B) the Media General Award Exchange Ratio. In addition, at the Closing Date, each holder of a Media General Stock Option outstanding immediately prior to the Closing Date was entitled to receive one (1) contingent value right for each share of Media General Common Stock subject to such Media General Stock Option immediately prior to the Closing Date. Pursuant to the Plan of Merger, the number of shares of Nexstar Common Stock subject to purchase pursuant to the Plan is rounded down to the nearest whole share.

This Registration Statement is filed by the Company for the purpose of registering 228,452 shares of Nexstar Common Stock issuable upon the exercise of the Media General Exchange Options pursuant to the Media General Incentive Plans that have been assumed by the Company in connection with the consummation of the Merger.

For purposes of this Registration Statement:

“Media General Equity Award Ratio” means 0.2933.

“Media General Incentive Plans” means the Media General, Inc. 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007, the Media General, Inc. 1996 Employee Non-Qualified Stock Option Plan, amended as of December 31, 2001, the LIN Media LLC 2002 Stock Plan, as amended and restated as of July 30, 2013, and the LIN Media LLC amended and restated 2002 Non-Employee Director Stock Plan, as amended and restated as of July 30, 2013.

“Media General Stock Option” means the outstanding options to purchase shares of Media General Common Stock issued under the Media General Incentive Plans.

“Plans” means the Media General Incentive Plans as administered by the Company.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company or Media General with the SEC, are incorporated in this Registration Statement by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 29, 2016) (excluding the audited financial statements of, and the Independent Registered Public Accounting Firm audit opinion relating to, Mission Broadcasting, Inc. that are incorporated by reference therein in Part IV, Item 15(a));

(b)	the Company’s Quarterly Reports on Form 10-Q for the period ended March 31, 2016 (filed with the SEC on May 10, 2016), for the period ended June 30, 2016 (filed with the SEC on August 9, 2016) and for the period ended September 30, 2016 (filed with the SEC on November 9, 2016);

(c)	the Company’s Current Reports on Form 8-K filed with the SEC on January 21, 2015 (solely with respect to the consolidated financial statements of Grant Company and its subsidiaries included in Exhibit 99.3 thereof), January 7, 2016, January 27, 2016, January 28, 2016, April 26, 2016, June 8, 2016, June 13, 2016, June 14, 2016, July 13, 2016, July 15, 2016, July 22, 2016, July 29, 2016, October 28, 2016, January 13, 2017, January 17, 2017 and January 20, 2017;

(d)	Media General’s Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 29, 2016);

(e)	Media General’s Quarterly Reports on Form 10-Q for the period ended March 31, 2016 (filed with the SEC on May 9, 2016), for the period ended June 30, 2016 (filed with the SEC on August 5, 2016) and for the period ended September 30, 2016 (filed with the SEC on November 9, 2016);

(f)	Media General’s Current Report on Form 8-K filed with the SEC on November 5, 2015 (solely with respect to the consolidated financial statements of LIN Media LLC included in Exhibit 99.2 to the Form 8-K filed by Media General);

(g)	the portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2016, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015; and

(h)	the description of the Company’s Class A common stock, $0.01 par value per share, included under the caption “Description of Nexstar Class A Capital Stock” in the prospectus forming a part of the final joint proxy statement/prospectus filed with the Commission by the Company and Media General pursuant to Rule 424(b) promulgated under the Securities Act on May 9, 2016, in connection with the Company’s registration statement on Form S-4 (File No. 333-210333), as amended, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Class A common stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act and a description of the Class A common stock is contained in the Exchange Act registration statement which has been filed with the SEC.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good-faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good-faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article VII of the Company’s amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

The indemnification rights set forth above are not exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, its amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains a directors’ and officers’ liability insurance policy to insure its directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on January 20, 2017.

NEXSTAR MEDIA GROUP, INC.

By:	/s/ Perry A. Sook
	Name:	Perry A. Sook
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Perry A. Sook and Thomas E. Carter, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 20, 2017.

Signature	Title

/s/ Perry A. Sook	President, Director and Chief Executive Officer
Perry A. Sook	(Principal Executive Officer)

/s/ Thomas E. Carter	Executive Vice President and Chief Financial Officer
Thomas E. Carter	(Principal Financial and Accounting Officer)

/s/ Jay M. Grossman	Director
Jay M. Grossman

/s/ Geoff Armstrong	Director
Geoff Armstrong

/s/ I. Martin Pompadur	Director
I. Martin Pompadur

/s/ Lisbeth McNabb	Director
Lisbeth McNabb

/s/ Dennis A. Miller	Director
Dennis A. Miller

/s/ C. Thomas McMillen	Director
C. Thomas McMillen

/s/ Dennis FitzSimons	Director
Dennis FitzSimons

/s/ John Muse	Director
John Muse

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Nexstar Broadcasting Group, Inc. (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 (File No. 333-190283) filed by Nexstar Broadcasting, Inc. on July 31, 2013).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Nexstar Media Group, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Media Group, Inc. on January 17, 2017).

4.3	Amended and Restated Bylaws of Nexstar Broadcasting Group, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on January 30, 2013).

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Nexstar Media Group, Inc.

23.2	Consent of Grant Thornton LLP, independent certified public accounting firm of Grant Company, Inc.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Media General, Inc.

23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of LIN Media LLC.

23.5	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Media General, Inc. 1995 Long-Term Incentive Plan, as amended and restated as of April 26, 2007, (incorporated by reference to Appendix C to the Proxy Statement on Schedule 14A (File No. 001-06383) filed by Media General, Inc. on March 13, 2007).

99.2	Media General, Inc. 1996 Employee Non-Qualified Stock Option Plan, amended as of December 31, 2001 (incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K (File No. 001-06383) filed by Media General, Inc. on March 10, 2005).

99.3	LIN Media LLC 2002 Stock Plan, as amended and restated effective as of July 30, 2013 (incorporated by reference to Exhibit 99.3 to Registration Statement on Form S-8 (File No. 333-166881) filed by LIN Media LLC on July 31, 2013).

99.4	LIN Media LLC amended and restated 2002 Non-Employee Director Stock Plan, as amended and restated effective as of July 30, 2013 (incorporated by reference to Exhibit 99.4 to Registration Statement on Form S-8 (File No. 333-166881) filed by LIN Media LLC on July 31, 2013).